Exhibit 5.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001
United States of America
T: +1 212 506 2500
F: +1 212 262 1910
mayerbrown.com
April 27, 2020

Brickell Biotech, Inc.
5777 Central Avenue
Suite 102
Boulder, CO 80301

Re: Brickell Biotech, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Brickell Biotech, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the issuance by the Company of an aggregate of 2,333,587 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the 2020 Omnibus Long-Term Incentive Plan (the “Plan”).

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company upon receipt of the consideration provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s board of directors authorizing the adoption of the Plan and the registration of the Shares, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. We are opining herein as to the Delaware General Corporation Law as in effect on the date hereof, and we express no opinion with respect to any other laws, statutes, rules or regulations. This opinion is based upon currently existing laws, statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership)

under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP